SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

================================================================================

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                      MODERN MEDICAL MODALITIES CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            New Jersey                                     22-3059258
  -------------------------------                       ----------------
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                       Identification No.)

        439 Chestnut Street
         Union, New Jersey                                    07083
  -------------------------------                       ----------------
       (Address of principal                                (Zip Code)
         executive offices)

                             2003 Stock Option Plan
                     ----------------------------------------
                            (Full title of the plan)

                      Baruh Hayut, Chief Executive Officer
                               439 Chestnut Street
                             Union, New Jersey 07083
                                 (908) 687-8840

                                   copies to:

                              Jody R. Samuels, Esq.
                             Richardson & Patel LLP
                        405 Lexington Avenue, 26th Floor
                            New York, New York 10174
                                 (212) 907-6686
              -----------------------------------------------------
              (Name and address and telephone of agent for service)

                         CALCULATION OF REGISTRATION FEE

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                                                             Proposed                 Proposed
Title of Securities to be                                maximum offering         maximum aggregate
       registered            Amount to be registered    price per share (1)       offering price(1)       Amount of registration fee
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
      Common Stock                  2,000,000                  $0.67                 $1,340,000                     $41.14
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average closing bid and ask price of the Common Stock of the Registrant as listed on the OTC Bulletin Board on June 08, 2007.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information

                  Not applicable.

Item 2.           Registrant Information and Employee Plan Annual Information

                  Not applicable.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

                  The following documents are hereby incorporated by reference into this Registration Statement:

                  (a) The Annual Report for the fiscal year ended December 31, 2006, filed by the Registrant with the Securities and Exchange Commission (the "Commission") on Form 10-KSB on April 20, 2007.

                  (b) The Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, filed with the Commission on May 15, 2007.

                  (c) The Common Stock being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in the Company's registration statement under the Exchange Act, and is incorporated herein by reference.

                  (d) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

                  The class of securities to be offered is Common Stock.

Item 4.           Description of Securities

                  Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.           Interests of Named Experts and Counsel

                  None.

Item 6.           Indemnification of Directors and Officers

                  Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act (the "NJBCA") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys'
fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

                  Subsection (3) of Section 3-5 of the NJBCA empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

                  Subsection (4) of Section 3-5 of the NJBCA provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith; Subsection (8) of Section 3-5 of the NJBCA provides that indemnification provided for by Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and Subsection (9) of Section 3-5 of the NJBCA empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

                  Article Six of the Registrant's Articles of Incorporation, as amended and restated, provides the following:

                           An officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any duty owed to the Corporation or its stockholders, except for any breach of duty based upon an act or omission: (i) in breach of such person's duty of loyalty to the Corporation or its stockholders, (ii) not in good faith or involving intentional misconduct or a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit.

                  The Registrant has been advised, however, that it is the position of the Commission that, insofar as such provision in the Registrant's Articles of Incorporation may be invoked for liabilities arising under the Securities Act, such provision is against public policy and is therefore unenforceable.

Item 7.           Exemption from Registration Claimed

                  Not applicable.

Item 8.           Exhibits

                  4.1      2003 Stock Option Plan
                  5.1      Opinion and Consent from Richardson & Patel LLP
                  23.1     Consent of Leibman Goldberg & Drogin, LLP
                  23.2     Consent of Richardson & Patel LLP (included in
                           Exhibit 5.1)

Item 9.           Undertakings

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

                  (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

                  (4) For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser: a) any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (ss.230.424); b) any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant; c) the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and d) any other communication that is an offer in the offering made by the Registrant to the purchaser.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Union, New Jersey, on June 11, 2007.

                                                    ZAP

                                                    By:  /s/ Baruh Hayut
                                                         ---------------
                                                         Baruh Hayut,
                                                         Chief Executive Officer
                                                         June 11, 2007

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Minesh Patel                    By: /s/ Baruh Hayut
    ----------------                        ---------------
      Minesh Patel,                         Baruh Hayut
      Chief Financial Officer               Chief Executive Officer (Principal
      (Principal Accounting and             Executive Officer) and
      Financial Officer)                    Chairman of the Board
      and Director                          June 11, 2007
      June 11, 2007

By:   /s/ Paul W. Harrison
      --------------------
      Paul W. Harrison,
      Director
      June 11, 2007